Exhibit 99.3

Summary of Press Release Disclosed Items

Net Income Impact ($MM)

	4Q04		4Q05
US Consumer
Cards	$329	(1,2)	$(408	)(8,9,10)
Retail Distribution	14	(2)	(99	)(8,9,10)
Consumer Lending	16	(2)	—
Commercial Business Group	29	(1)	19	(10)
Other	—		—
International Consumer
Cards	36	(1,2,3)	35	(10,11)
Consumer Finance	—		—
Retail Banking	20	(1,2)	(32	)(10)
Other	—		—
Corporate & Investment Banking
Capital Markets and Banking	153	(2,4)	101	(10,12,14)
Transaction Services	29	(2,4)	(4	)(10)
Other	120	(5)	375	(13)
Global Wealth Management
Smith Barney	—		—
Private Bank	(235	)(2,6)	(8	)(10)
Alternative Investments	9	(2)	—
Corporate/Other	—		—
Discontinued Operations	(130	)(2,7)	2,082	(15)

1.
Release of reserve for credit losses comprised of $195 pre-tax for general releases and $260 pre-tax related to securitization gains (total of $290 after-tax, comprised of $269 in US Cards, $29 in Commercial Business Group, ($1) in International Cards and ($7) in International Retail Banking)

2.
Tax credit related to the American Jobs Creation Act of $234 comprised of $60 in US Cards, $14 in Retail Distribution, $16 in Consumer Lending, $10 in International Cards, $27 in International Retail Banking, $71 in CM&B, $17 in GTS, $9 in Private Bank, $9 in Alternative Investments and $1 in Discontinued Operations

3.
Gain on sale of 50% ownership of Orbitall of $42 pre-tax ($27 after-tax) in International Cards

4.
Release of reserve for credit losses to reflect continued improvement in credit quality of $150 pre-tax ($94 after-tax comprised of $82 in CM&B and $12 in GTS)

5.
Legal insurance recovery of $200 pre-tax ($120 after-tax) in CIB Other

6.
Private Bank discontinuation charge for Japan operations of ($400) pre-tax (($244) after-tax)

7.
Asset Management transfer agency settlement of ($171) pre-tax (($131) after-tax) in Discontinued Operations

8.
Charge to conform accounting practice for customer rewards of ($545) pre-tax (($342) after-tax) in US Cards and ($20) pre-tax (($12) after-tax) in Retail Distribution

9.
Impact on revenues and net credit losses (excludes changes to loan loss reserves) from increased consumer bankruptcy filings due to new legislation of ($393) pre-tax (($252) after-tax) comprised of ($300) pre-tax (($192) after-tax) in US Cards and ($93) pre-tax (($60) after-tax) in Retail Distribution

10.
LLR release of $3 pre-tax ($1 after-tax) comprised of $126 in US Cards, ($28) in Retail Distribution, $19 in Commercial Business Group, ($22) in International Cards, ($32) in International Retail Banking, ($50) in CM&B, ($4) in GTS and ($8) in Private Bank

11.
Gain on sale of card merchant acquiring business of $89 pre-tax, $57 after-tax in International Cards

12.
Increased reserve for previously disclosed legal matters of ($160) pre-tax, ($97) after-tax in CM&B

13.
Release of WorldCom/Research litigation reserves of $600 pre-tax, $375 after-tax in CIB Other

14.
Gain on sale of Nikko Cordial Stock of $386 pre-tax, $248 after-tax in CM&B

15.
Gain on sale of Asset Management of $2.08B in Discontinued Operations